Exhibit 99.2

Assured Guaranty Re Overseas Ltd.

(a wholly-owned subsidiary of Assured Guaranty Re Ltd.)

Consolidated Financial Statements

December 31, 2020 and 2019

Assured Guaranty Re Overseas Ltd.

Index to Consolidated Financial Statements

December 31, 2020 and 2019

Report of Independent Auditors
To the Board of Directors of Assured Guaranty Re Overseas Ltd.
We have audited the accompanying consolidated financial statements of Assured Guaranty Re Overseas Ltd. and its subsidiary (the “Company”), which comprise the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of operations, of comprehensive income (loss), of shareholder’s equity and of cash flows for the years then ended.
Management's Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Assured Guaranty Re Overseas Ltd. and its subsidiary as of December 31, 2020 and 2019, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

New York, New York
May 18, 2021

Assured Guaranty Re Overseas Ltd.

Consolidated Balance Sheets

(dollars in thousands except par value and share amounts)

	As of
	December 31, 2020	December 31, 2019
Assets
Investment portfolio:
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of $356,493 and $358,605)	$393,003	$380,503
Short-term investments, at fair value	18,617	5,809
Total investment portfolio	411,620	386,312
Loan receivable from affiliate	30,000	40,000
Cash	249	286
Premiums receivable, net of commissions payable	9,375	11,236
Salvage recoverable	7,813	1
Ceded unearned premium reserve	10,503	23,375
Deferred acquisition costs	5,437	5,257
Other assets	3,926	3,715
Total assets	$478,923	$470,182
Liabilities and shareholder’s equity
Unearned premium reserve	$34,965	$36,530
Reinsurance balances payable, net	49	14,080
Deferred tax liability, net	8,763	5,470
Other liabilities	6,127	4,048
Total liabilities	49,904	60,128
Commitments and contingencies (see Note 12)
Common stock ($1.00 par value, 1,000,000 shares authorized, issued and outstanding in 2020 and 2019)	1,000	1,000
Additional paid-in capital	135,964	135,964
Retained earnings	263,212	255,791
Accumulated other comprehensive income, net of tax of $7,667 and $4,599	28,843	17,299
Total shareholder’s equity	429,019	410,054
Total liabilities and shareholder’s equity	$478,923	$470,182
The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Overseas Ltd.

Consolidated Statements of Operations

(in thousands)

	Year Ended December 31,
	2020	2019
Revenues
Net earned premiums	$2,506	$6,053
Net investment income	13,253	14,691
Net realized investment gains (losses)	916	(230)
Other income (loss)	4	127
Total revenues	16,679	20,641
Expenses
Loss and loss adjustment expenses	2,325	2
Amortization of deferred acquisition costs	656	956
Employee compensation and benefit expenses	3,769	3,810
Other operating expenses	1,458	1,275
Total expenses	8,208	6,043
Income (loss) before income taxes	8,471	14,598
Provision (benefit) for income taxes
Current	826	2,361
Deferred	224	20
Total provision (benefit) for income taxes	1,050	2,381
Net income (loss)	$7,421	$12,217

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Overseas Ltd.

Consolidated Statements of Comprehensive Income (Loss)

(in thousands)

	Year Ended December 31,
	2020	2019
Net income (loss)	$7,421	$12,217
Change in net unrealized gains (losses) on:
Investments with no credit impairment, net of tax provision (benefit) of $3,068 and $3,668	11,544	13,797
Investments with credit impairment, net of tax provision (benefit) of $- and $183	—	688
Other comprehensive income (loss)	11,544	14,485
Comprehensive income (loss)	$18,965	$26,702

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Overseas Ltd.

Consolidated Statements of Shareholder’s Equity

Years Ended December 31, 2020 and 2019

(in thousands)

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholder’s Equity
Balance at December 31, 2018	$1,000	$135,964	$243,574	$2,814	$383,352
Net income	—	—	12,217	—	12,217
Other comprehensive income	—	—	—	14,485	14,485
Balance at December 31, 2019	1,000	135,964	255,791	17,299	410,054
Net income	—	—	7,421	—	7,421
Other comprehensive income	—	—	—	11,544	11,544
Balance at December 31, 2020	$1,000	$135,964	$263,212	$28,843	$429,019

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Overseas Ltd.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2020	2019
Operating Activities
Net Income	$7,421	$12,217
Adjustments to reconcile net income to net cash flows provided by operating activities:
Net amortization of premium (discount) on investments	1,198	1,155
Net realized investment losses (gains)	(916)	230
Change in premiums receivable, net of premiums payable and commissions	(12,170)	(658)
Change in ceded unearned premium reserve	12,872	16
Change in unearned premium reserve	(1,565)	954
Change in loss and loss adjustment expense reserve, net	(5,610)	(3)
Other	(261)	745
Net cash flows provided by (used in) operating activities	$969	$14,656
Investing activities
Fixed-maturity securities:
Purchases	(59,140)	(62,979)
Sales	21,151	28,225
Maturities	39,818	8,454
Net sales (purchases) of short-term investments with original maturities of less than three months	(12,807)	1,426
Proceeds from repayment of loan to affiliate	10,000	10,000
Other	(32)	(170)
Net cash flows provided by (used in) investing activities	(1,010)	(15,044)
Net cash flows provided by (used in) financing activities	—	—
Effect of foreign exchange rate changes	4	—
Increase (decrease) in cash	(37)	(388)
Cash at beginning of period	286	674
Cash at end of period	$249	$286
Supplemental cash flow information
Cash paid (received) during the period for:
Income taxes	$1,196	$2,326

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Overseas Ltd.

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

1.    Business and Basis of Presentation

Business

    Assured Guaranty Re Overseas Ltd. (AGRO or, together with its subsidiary, the Company) is a wholly-owned subsidiary of Assured Guaranty Overseas US Holdings Inc. (AGOUS), a Delaware corporation, which is a wholly-owned subsidiary of Assured Guaranty Re Ltd. (AG Re), a Bermuda domiciled company. AG Re is a direct subsidiary of Assured Guaranty Ltd. (AGL and, together with its subsidiaries, Assured Guaranty), also a Bermuda domiciled company. AGL provides, through its operating subsidiaries, credit protection products to the United States (U.S.) and international public finance (including infrastructure) and structured finance markets, as well as asset management services.

    AGRO was incorporated with limited liability under the Bermuda Companies Act 1981 and is licensed as a Class 3A Insurer and a Class C Long-Term Insurer under the Insurance Act 1978, and amendments thereto and related regulations. AGRO owns AG Intermediary Inc., a New York insurance intermediary company. In 2017, AGRO was granted certified reinsurer status by the Missouri Department of Insurance.

    AGRO provides specialty insurance and reinsurance on various lines of structured finance business that have similar risk profiles to those of the structured finance financial guaranty transactions insured and reinsured by it and its affiliates, as well as reinsurance on structured finance and public finance financial guaranty business. The Company currently provides insurance and reinsurance mainly for life insurance transactions and aircraft residual value insurance (RVI) transactions. Life insurance transactions provide U.S. life insurers and reinsurers capital relief from the excess statutory reserves they are required to hold by U.S. state regulators over what the respective life insurers and reinsurers believe are necessary for level premium term life insurance policies. RVI policies guarantee that a specific, properly maintained asset will have a specified value at a specified future date.

    The Company has a portfolio of financial guaranty reinsurance under quota share treaties. Financial guaranty insurance policies provide an unconditional and irrevocable guaranty that protects the holder of a financial obligation against non-payment of scheduled principal and interest (debt service) when due. Upon an obligor’s default on scheduled principal or interest payments due on the obligation, the primary insurer is required under the financial guaranty policy to pay the principal or interest shortfall. Under a reinsurance agreement, the reinsurer, in consideration of a premium paid to it, agrees to indemnify another insurer, called the ceding company, for part or all of the liability of the ceding company under one or more insurance policies that the ceding company has issued. While the Company has not provided new financial guaranty reinsurance in the recent past, it may do so again in the future.

Basis of Presentation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). In management's opinion, all material adjustments necessary for a fair statement of the financial condition, results of operations and cash flows of the Company are reflected in the periods presented and are of a normal recurring nature. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The consolidated financial statements include the accounts of AGRO and its subsidiary. Intercompany accounts and transactions between and among AGRO and its subsidiary have been eliminated. Certain prior year balances have been reclassified to conform to the current year's presentation.

Significant Accounting Policies

The Company revalues assets, liabilities, revenue and expenses denominated in non-U.S. currencies into U.S. dollars using applicable exchange rates. Gains and losses relating to translating transactions in foreign denominations are reported in the consolidated statement of operations.

    The Company participates in AGL's long term incentive plans. AGL follows the fair value recognition provisions for share based compensation expense. The Company is allocated its proportionate share of all compensation expense based on time studies conducted annually, in accordance with the Amended and Restated Service Agreement (the Group Service Agreement). See Note 11, Related Party Transactions for additional information.

    Other accounting policies are included in the following notes.

Accounting Policies

Premium revenue recognition	Note 3
Loss and loss adjustment expense	Note 4
Policy acquisition costs	Note 5
Reinsurance	Note 6
Investments and cash	Note 7
Fair value measurement	Note 8
Income taxes	Note 9
Loan receivable from affiliate	Note 11
Commitments and contingencies	Note 12

Recent Accounting Standards Adopted

Credit Losses on Financial Instruments

    On January 1, 2020, the Company adopted Accounting Standards Update (ASU) 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.

    This ASU provides a new current expected credit loss model (CECL) to account for credit losses on certain financial assets carried at amortized cost such as reinsurance recoverables and premiums receivable. The new model requires an entity to estimate lifetime credit losses related to these assets, based on relevant historical information, adjusted for current conditions and reasonable and supportable forecasts that could affect the collectability of the reported amount. The Company determined that this ASU had no effect on these balances on the date of adoption or for the year ended December 31, 2020.

The changes to the impairment model for available-for-sale securities were applied using a modified retrospective approach, and resulted in no effect to shareholder's equity, in total or by component. See Note 7, Investments and Cash.

Recent Accounting Standards Not Yet Adopted

Targeted Improvements to the Accounting for Long-Duration Contracts

    In August 2018, the Financial Accounting Standards Board (FASB) issued ASU 2018-12, Financial Services - Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts.  The amendments in this ASU:

•improve the timeliness of recognizing changes in the liability for future policy benefits and modify the rate used to discount future cash flows,
•simplify and improve the accounting for certain market-based options or guarantees associated with deposit (or account balance) contracts,
•simplify the amortization of deferred acquisition costs (DAC), and
•improve the effectiveness of the required disclosures.

    This ASU does not affect the Company’s financial guaranty insurance contracts, but may affect its accounting for certain specialty (non-financial guaranty) contracts. In November 2020, the FASB deferred the effective date of this ASU to January 1, 2023 with early adoption permitted. If early adoption is elected, there is transition relief allowing for the transition date to be either the beginning of the prior period presented or the beginning of the earliest period presented. If early adoption is not elected, the transition date is required to be the beginning of the earliest period presented. The Company is evaluating when it will adopt this ASU and does not expect this ASU to have a material effect on its consolidated financial statements.

Simplification of the Accounting for Income Taxes

    In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The amendments in this ASU simplify the accounting for income taxes by removing certain exceptions and clarifying certain requirements regarding franchise taxes, goodwill, consolidated tax expenses and annual effective tax rate calculations. The ASU is effective for interim and annual periods beginning after December 15, 2020. This ASU will not have an impact on the Company's consolidated financial statements.

2.    Outstanding Exposure

    The Company's outstanding exposure is primarily to assumed reinsurance. Approximately 93% of its gross outstanding exposure was assumed exposure as of both December 31, 2020 and December 31, 2019, with the remainder written on a direct basis. The Company’s reinsurance exposure is to both specialty structured finance transactions (life insurance transactions and RVI) and to financial guaranty transactions (both public finance and structured finance). The Company's specialty insurance and reinsurance on structured finance transactions not executed in financial guaranty form have risk profiles similar to those of its structured finance exposures written in financial guaranty form.

Life Insurance Transactions

    Life insurance transactions assumed by the Company provide U.S. life insurers and reinsurers capital relief from the excess statutory reserves they are required to hold by U.S. state regulators over what the respective life insurers and reinsurers believe are necessary for level premium term life insurance policies. The Company underwrites life insurance transactions by evaluating the amount and type of assets supporting the excess statutory reserves for a pool of life insurance policies. The Company would be required to pay reinsurance claims if mortality rates in the insured pool significantly exceeded currently expected mortality rates and if the assets supporting the excess statutory reserves to cover such an increase in mortality rates were exhausted.

    The Company has executed life insurance transactions in both specialty insurance and reinsurance form (shown as separate captions in this report) and financial guaranty form (included in the structured finance financial guaranty insurance exposure totals in this note).

RVI

    RVI policies guarantee that a specific, properly maintained asset will have a specified value at a specified future date, or strike date.  The Company seeks to limit its exposure to losses by underwriting aviation assets that it views as investment grade at inception, diversifying its insured portfolio across aircraft types and policy strike dates. This approach is designed to reduce the Company’s exposure to the severe devaluation of a specific aircraft type or a temporary disruption in the overall aviation market.  The RVI policy amount is set at or below a stressed forecasted value for the asset, so that the asset value would need to be below the stressed forecasted amount on the strike date for payment to be due under the RVI policy, with the loss under the RVI policy being the difference between the RVI amount and the amount recovered on the asset. Payment under the policy is contingent upon several factors, including, but not limited to, the asset being delivered to an agreed upon location in a satisfactory condition and without any liens, with deductions being made for any required repairs or improvements. The Company may choose to obtain additional reinsurance for its aircraft RVI reinsurance portfolio in the future in order to manage the size of the total portfolio and the exposure to specific aircraft types.

    The Company's RVI transactions were executed in specialty insurance and reinsurance form.

Financial Guaranty

    The Company measures its financial guaranty exposure in terms of (a) gross and net par outstanding and (b) gross and net debt service.

    In its financial guaranty reinsurance business, the Company typically reinsures the ceding companies' guarantees of the payment of debt service when due. Since most of these payments are due in the future, the Company generally uses gross and net par outstanding as a proxy for its financial guaranty exposure. Gross par outstanding generally represents the principal amount of the insured obligation at a point in time. Net par outstanding equals gross par outstanding net of any reinsurance. In the case of accreting (zero-coupon) obligations, the Company includes in its par outstanding calculation the impact of accretion to the reporting date.

    Gross debt service outstanding represents the sum of all estimated future debt service payments on the obligations insured, on an undiscounted basis. Net debt service outstanding equals gross debt service outstanding net of any reinsurance. Future debt service payments include the impact of any consumer price index inflator after the reporting date, as well as, in the case of accreting (zero-coupon) obligations, accretion after the reporting date. The Company insures obligations supported by non-homogeneous pools of assets.

    The Company calculates its debt service outstanding as the total estimated contractual future debt service due through maturity, regardless of whether the obligations may be called and regardless of whether, in the case of obligations where principal payments are due when an underlying asset makes a principal payment, the Company believes the obligations will be repaid prior to contractual maturity.

     The calculation of debt service requires the use of estimates, which the Company updates periodically, including updated interest rates for variable rate insured obligations and other assumptions based on the characteristics of each insured obligation. Debt service is a measure of the estimated maximum potential exposure to insured obligations before considering the Company’s various legal rights to the underlying collateral and other remedies available to it under its financial guaranty contract.

    Actual debt service may differ from estimated debt service due to refundings, terminations, negotiated restructurings, prepayments, changes in interest rates on variable rate insured obligations and other factors.

    The Company seeks to limit its exposure to losses by underwriting obligations that it views as investment grade at inception, diversifying its insured portfolio across asset classes and, in the structured finance portfolio, requiring rigorous subordination or collateralization requirements. Reinsurance may be used in order to reduce net exposure to certain insured transactions. While the Company has not provided new financial guaranty reinsurance in the recent past, it may do so again in the future. None of the Company’s direct and assumed financial guaranty contracts are written in derivative form.

Public finance obligations covered by financial guaranty insurance assumed by the Company primarily consist of general obligation bonds supported by the taxing powers of U.S. state or municipal governmental authorities, as well as tax-supported bonds, revenue bonds and other obligations supported by covenants from state or municipal governmental authorities or other municipal obligors to impose and collect fees and charges for public services or specific infrastructure projects. The Company also includes within public finance obligations those obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including utilities and toll roads.

Structured finance obligations covered by financial guaranty insurance assumed by the Company are generally issued by special purpose entities and backed by pools of assets having an ascertainable cash flow or market value or other specialized financial obligations.

Significant Risk Management Activities

The Portfolio Risk Management Committee of the Company's indirect parent, AGL, which includes members of Assured Guaranty's senior management and senior risk and surveillance officers, is responsible for enterprise risk management for the overall company and focuses on measuring and managing credit, market and liquidity risk for the Company. This committee establishes Assured Guaranty-wide credit policy for Assured Guaranty's direct and assumed business. It implements specific underwriting procedures and limits for Assured Guaranty and allocates underwriting capacity among AGL's subsidiaries, including the Company. All transactions in new asset classes or new jurisdictions must be approved by this committee.

The Company's risk management committee conducts an in-depth review of the Company's insured portfolio, focusing on varying portions of the portfolio at each meeting. It reviews and may revise internal ratings assigned to the insured transactions and review sector reports, monthly product line surveillance reports and compliance reports.

All transactions in the insured portfolio are assigned internal credit ratings by the relevant underwriting committee at inception, which credit ratings are updated by the relevant risk management committee based on changes in transaction credit quality. As part of the surveillance process, the Company monitors trends and changes in transaction credit quality and recommends such remedial actions as may be necessary or appropriate; however, most loss mitigation occurs at the Company's ceding companies, which are primarily liable for the Company's assumed obligations. The Company's ceding companies, including the Company's affiliates Assured Guaranty Municipal Corp. (AGM) and Assured Guaranty Corp. (AGC), also develop strategies to enforce their contractual rights and remedies and to mitigate their losses, engage in negotiation discussions with transaction participants and, when necessary, manage the litigation proceedings. The Company generally assumes its proportionate share of any net benefits realized by the ceding company for loss mitigation strategies.

Surveillance Categories

The Company segregates its insured portfolio into investment grade and below-investment-grade (BIG) surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review for each exposure. BIG exposures include all exposures with internal credit ratings below BBB-. The Company’s internal credit ratings are based on internal assessments of the likelihood of default and loss severity in the event of default. Internal credit ratings are expressed on a ratings scale similar to that used by the rating agencies and are generally reflective of an approach similar to that employed by the rating agencies, except that the Company's internal credit ratings focus on future performance, rather than lifetime performance.
The Company monitors its insured portfolio and refreshes its internal credit ratings on individual exposures in quarterly, semi-annual or annual cycles based on the Company’s view of the exposure’s credit quality, loss potential, volatility and sector. Ratings on exposures in sectors identified as under the most stress or with the most potential volatility are reviewed every quarter, although the Company may also review a rating in response to developments impacting the credit when a ratings review is not scheduled. For assumed exposures, the Company may use the ceding company's credit ratings of transactions where it is impractical for it to assign its own rating.

Exposures identified as BIG are subjected to further review to determine the probability of a loss. See Note 4, Losses, for additional information. Surveillance personnel then assign each BIG transaction to the appropriate BIG surveillance category based upon whether a future loss is expected and whether a claim has been paid. The Company uses a tax-equivalent yield to calculate the present value of projected payments and recoveries and determine whether a future loss is expected in order to assign the appropriate BIG surveillance category to a transaction. For financial statement measurement purposes, the Company uses risk-free rates, which are determined each quarter, to calculate the expected loss.

More extensive monitoring and intervention are employed for all BIG surveillance categories, with internal credit ratings reviewed quarterly. For purposes of determining the appropriate surveillance category, the Company expects “future losses” on a transaction when the Company believes there is at least a 50% chance that, on a present value basis, it will in the future pay claims on that transaction that will not be fully reimbursed. The three BIG categories are:

•    BIG Category 1: Below-investment-grade transactions showing sufficient deterioration to make future losses possible, but for which none are currently expected.

•    BIG Category 2: Below-investment-grade transactions for which future losses are expected but for which no claims (other than liquidity claims, which are claims that the Company expects to be reimbursed within one year) have yet been paid.

•    BIG Category 3: Below-investment-grade transactions for which future losses are expected and on which claims (other than liquidity claims) have been paid.

Impact of COVID-19 Pandemic

    The novel coronavirus that emerged in Wuhan, China in late 2019 and which causes the coronavirus disease known as COVID-19 was declared a pandemic by the World Health Organization in early 2020 and continues to spread throughout the world. Several vaccines have been developed and approved by governments, and distribution of vaccines is proceeding unevenly across the globe. The emergence of COVID-19 and reactions to it, including various closures and capacity and travel restrictions, have had a profound effect on the global economy and financial markets. While the COVID-19 pandemic has been impacting the global economy and the Company for over a year now, its ultimate size, depth, course and duration, and the effectiveness, acceptance and distribution of vaccines for it, remain unknown, and the governmental and private responses to the pandemic continue to evolve. Consequently, and due to the nature of the Company's business, all of the direct and indirect consequences of COVID-19 on the Company are not yet fully known to the Company, and still may not emerge for some time. For information about how the COVID-19 pandemic has impacted the Company's loss projections, see Note 4, Losses.

The Company's surveillance department has established supplemental periodic surveillance procedures to monitor the impact on its insured portfolio of COVID-19 and governmental and private responses to COVID-19, with emphasis on state and local governments and entities that were already experiencing significant budget deficits and pension funding and revenue shortfalls, as well as obligations supported by revenue streams most impacted by various closures and capacity and travel restrictions or an economic downturn. In addition, the Company's surveillance department has been in contact with certain of its credits that it believes may be more at risk from COVID-19 and governmental and private responses to COVID-19. The Company's internal ratings and loss projections reflect this augmented surveillance activity. Through May 18, 2021, the Company has paid only relatively small first-time insurance claims it believes are due at least in part to credit stress arising specifically from COVID-19. The Company currently projects nearly full reimbursement of these relatively small claims.

Net Exposure (1)
by Internal Rating
As of December 31, 2020

	Life Insurance Transactions		RVI		Financial Guaranty		Total
Rating Category	Net Exposure	%	Net Exposure	%	Net Exposure	%	Net Exposure	%
	(dollars in thousands)
AAA	$—	—%	$—	—%	$10,853	1.8%	$10,853	0.8%
AA	720,036	100.0	—	—	488,109	78.6	1,208,145	78.0
A	—	—	—	—	58,941	9.5	58,941	3.8
BBB	—	—	194,777	93.8	59,598	9.6	254,375	16.4
BIG (2)	—	—	12,771	6.2	3,339	0.5	16,110	1.0
Total net exposure	$720,036	100.0%	$207,548	100.0%	$620,840	100.0%	$1,548,424	100.0%

Net Exposure (1)
by Internal Rating
As of December 31, 2019

	Life Insurance Transactions		RVI		Financial Guaranty		Total
Rating Category	Net Exposure	%	Net Exposure	%	Net Exposure	%	Net Exposure	%
	(dollars in thousands)
AAA	$—	—%	$—	—%	$46	—%	$46	—%
AA	897,585	100.0	—	—	19,935	12.5	917,520	70.5
A	—	—	—	—	72,347	45.0	72,347	5.6
BBB	—	—	243,233	100.0	68,290	42.5	311,523	23.9
BIG (2)	—	—	—	—	8	—	8	—
Total net exposure	$897,585	100.0%	$243,233	100.0%	$160,626	100.0%	$1,301,444	100.0%
____________________
(1)    Exposure for life insurance and RVI transactions and par outstanding for financial guaranty contracts are shown net of any reinsurance ceded.
(2)    BIG exposure relates to four risks as of December 31, 2020, which relate to RVI, commercial receivables and general obligation bonds. As December 31, 2019, BIG exposure related to one risk related to general obligation bonds. A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments.

Gross Exposure

	As of
Sector	December 31, 2020	December 31, 2019
	(in thousands)
Life insurance transactions	$1,121,037	$1,045,851
RVI	362,600	398,285
Financial guaranty U.S. public finance	136,654	142,945
Financial guaranty U.S. structured finance	484,186	487,681
Total gross exposure	$2,104,477	$2,074,762

Net Exposure (1)
by Sector

	As of
Sector	December 31, 2020	December 31, 2019
	(in thousands)
Life insurance transactions (2)	$720,036	$897,585
RVI	207,548	243,233
Financial guaranty U.S. public finance:
General obligation	71,148	75,159
Investor-owned utilities	45,000	45,000
Tax-backed	7,860	7,992
Municipal utilities	6,733	8,360
Transportation	5,913	6,434
Financial guaranty U.S. public finance	136,654	142,945
Financial guaranty U.S. structured finance:
Insurance securitization	470,000	—
Commercial receivables	3,333	5,681
Other asset-backed tax credit	10,853	12,000
Financial guaranty U.S. structured finance	484,186	17,681
Total net exposure	$1,548,424	$1,301,444
____________________
(1)    Exposure for life insurance and RVI transactions and par outstanding for financial guaranty contracts are shown net of any reinsurance ceded.
(2)    The life insurance transactions net exposure is projected to increase to approximately $957.12 million by March 31, 2027.

    Actual maturities of insured obligations could differ from contractual maturities because borrowers have the right to call or prepay certain obligations. The expected maturities of financial guaranty structured finance obligations are, in general, considerably shorter than the contractual maturities for such obligations.

Expected Amortization of
Net Exposure
As of December 31, 2020

	Life Insurance Transactions (1)	RVI	Financial Guaranty U.S. Public Finance	Financial Guaranty U.S. Structured Finance	Total
	(in thousands)
0 to 5 years	$(226,443)	$126,149	$78,559	$14,186	$(7,549)
5 to 10 years	98,273	81,399	26,397	258,500	464,569
10 to 15 years	297,086	—	16,240	211,500	524,826
15 to 20 years	551,120	—	15,458	—	566,578
Total net exposure	$720,036	$207,548	$136,654	$484,186	$1,548,424
____________________
(1)    The life insurance transactions net exposure is expected to continue to increase over the next six years.

Additional Information Regarding the Financial Guaranty Portfolio

The Company seeks to maintain a diversified portfolio of insured financial guaranty obligations designed to spread its financial guaranty risk across a number of geographic areas, all in the U.S.

Financial Guaranty Portfolio
Geographic Distribution of
Net Par Outstanding
As of December 31, 2020

	Number of Risks	Net Par Outstanding	Percent of Total Net Par Outstanding
	(dollars in thousands)
U.S. public finance:
Illinois	6	$60,692	9.8%
Michigan	5	45,240	7.3
California	13	15,705	2.5
Pennsylvania	7	4,657	0.8
Ohio	1	3,184	0.5
Other states (1)	21	7,176	1.1
Total U.S. public finance	53	136,654	22.0
U.S. structured finance (multiple states)	3	484,186	78.0
Total financial guaranty portfolio	56	$620,840	100.0%
____________________
(1)    No individual state net exposure is greater than 0.4% of financial guaranty net par outstanding.

Financial Guaranty Portfolio
Debt Service Outstanding

	Gross Debt Service Outstanding		Net Debt Service Outstanding
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
	(in thousands)
U.S. public finance	$181,676	$196,060	$181,676	$196,060
U.S. structured finance	486,072	490,762	486,072	20,762
Total financial guaranty portfolio	$667,748	$686,822	$667,748	$216,822

3.    Premiums

Accounting Policies

Life Insurance Transactions and RVI (Specialty Insurance and Reinsurance)

For life insurance transactions, the unearned premium reserve is equal to the amount of contractual premiums currently due. The Company then recognizes that life insurance unearned premium reserve when premiums are due. For RVI transactions, the amount of unearned premium reserve at contract inception is equal to the cash premiums received upfront. The Company then recognizes that RVI unearned premium reserve as earned premium over the remaining contract period in proportion to the amount of insurance protection provided. For specialty insurance and reinsurance, premiums receivable consist of the amount of contractual premiums due.

Financial Guaranty Insurance

Accounting for financial guaranty contracts that meet the scope exception under derivative accounting guidance are subject to industry specific guidance for financial guaranty insurance. The accounting for contracts that fall under the financial guaranty insurance definition are consistent whether contracts are written on a direct basis, assumed from another financial guarantor under a reinsurance treaty, or ceded to another insurer under a reinsurance treaty.

Premiums receivable represent the present value of contractual or expected future premium collections discounted using risk free rates. Unearned premium reserve represents unearned premium revenue that has not yet been recognized in the statement of operations.

The amount of unearned premium reserve at contract inception is determined as follows:

•For premiums received upfront on financial guaranty insurance contracts, unearned premium reserve is equal to the amount of cash received. Upfront premiums typically relate to public finance transactions.

•For premiums received in installments on financial guaranty insurance contracts, unearned premium reserve is the present value (discounted at risk free rates) of contractual premiums due. Installment premiums typically relate to structured finance transactions, where the insurance premium rate is determined at the inception of the contract but the insured par is subject to prepayment throughout the life of the transaction.

    Premiums receivable are discounted at the risk-free rate at inception.

The Company recognizes deferred premium revenue as earned premium over the contractual period or expected period of the contract in proportion to the amount of insurance protection provided. As premium revenue is recognized, a corresponding decrease to the deferred premium revenue is recorded. The amount of insurance protection provided is a function of the insured par amount outstanding. Accordingly, the proportionate share of premium revenue recognized in a given reporting period is a constant rate calculated based on the relationship between the insured par amounts outstanding in the reporting period compared with the sum of each of the insured par amounts outstanding for all periods. When an insured financial obligation is retired before its maturity, the financial guaranty insurance contract is extinguished, and any nonrefundable deferred premium revenue related to that contract is accelerated and recognized as premium revenue. Effective January 1, 2020, the Company periodically assesses the need for an allowance for credit loss on premiums receivables.

Reinsurance

    For assumed reinsurance contracts, net earned premiums reported in the Company's consolidated statements of operations are calculated based upon data received from ceding companies; however, some ceding companies report premium data between 30 and 90 days after the end of the reporting period. The Company estimates net earned premiums for the lag period. Differences between such estimates and actual amounts are recorded in the period in which the actual amounts are determined. When installment premiums are related to assumed reinsurance contracts, the Company assesses the credit quality and liquidity of the ceding companies and the impact of any potential regulatory constraints to determine the collectability of such amounts. The accounting model used for premium and loss recognition is based on the underlying contracts of the ceding company as described below.

Premium Components

    Ceded unearned premium reserve is recorded as an asset. Direct, assumed and ceded earned premiums are presented together as net earned premiums in the statement of operations. See Note 6, Reinsurance, for a breakout of direct, assumed and ceded premiums. The components of net earned premiums are shown in the table below:

Net Earned Premiums

	Year Ended December 31,
	2020	2019
	(in thousands)
Life insurance transactions	$2,186	$2,351
RVI	168	3,241
Financial guaranty insurance:
Scheduled net earned premiums (1)	(316)	460
Accelerations from refundings	1	—
Accretion of discount on net premiums receivable	467	1
Financial guaranty insurance	152	461
Net earned premiums	$2,506	$6,053
____________________
(1)    Negative scheduled net earned premiums was due to the termination of a ceded reinsurance transaction.

Components of
Unearned Premium Reserve

	As of December 31, 2020			As of December 31, 2019
	Gross	Ceded	Net	Gross	Ceded	Net
	(in thousands)

Life insurance transactions and RVI	$22,516	$10,503	$12,013	$22,694	$9,867	$12,827
Financial guaranty:
Deferred premium revenue	12,451	—	12,451	13,837	13,508	329
Contra-paid (1)	(2)	—	(2)	(1)	—	(1)
Unearned premium reserve	12,449	—	12,449	13,836	13,508	328
Total	$34,965	$10,503	$24,462	$36,530	$23,375	$13,155
 ____________________
(1)    Contra paid reflects claim payments that are recorded when there is no loss and loss adjustment expense (LAE) reserve on a contract.

Gross Premium Receivable,
Net of Commissions on Assumed Business
Roll Forward

	Year Ended December 31,
	2020	2019
	(in thousands)
Beginning of year	$11,236	$11,976
Less:Specialty insurance premium receivable	2,073	610
Financial guaranty insurance premiums receivable	9,163	11,366
Gross written premiums, net of commissions	—	(368)
Gross premiums received, net of commissions	(534)	(1,919)
Adjustments:
Changes in the expected term	—	217
Accretion of discount, net of commissions on assumed business	195	(133)
Financial guaranty insurance premium receivable	8,824	9,163
Specialty insurance premium receivable	551	2,073
December 31,	$9,375	$11,236

Approximately 1% of gross premiums receivable, net of commissions on assumed business as of December 31, 2020 are denominated in currencies other than the U.S. dollar. The Company had no gross premiums receivable, net of commissions on assumed business denominated in currencies other than the U.S. dollar as of December 31, 2019.

The timing and cumulative amount of actual collections may differ from those of expected collections in the table below due to factors such as counterparty collectability issues, accelerations, commutations, changes in expected lives and new business.

Expected Collections of
Financial Guaranty Insurance Gross Premiums Receivable,
Net of Commissions on Assumed Business
(Undiscounted)

As of December 31, 2020
(in thousands)
2021 (January 1 – March 31)	$506
2021 (April 1 – June 30)	247
2021 (July 1 – September 30)	247
2021 (October 1 – December 31)	247
Subtotal 2021	1,247
2022	987
2023	987
2024	987
2025	987
2026-2030	4,120
2031-2032	443
Total	$9,758

The timing and cumulative amount of actual net earned premiums may differ from those of expected net earned premiums in the table below due to factors such as accelerations, commutations, changes in expected lives and new business.

Scheduled Financial Guaranty Insurance Net Earned Premiums

As of December 31, 2020
(in thousands)
2021 (January 1 – March 31)	$338
2021 (April 1 – June 30)	338
2021 (July 1 – September 30)	340
2021 (October 1 – December 31)	339
Subtotal 2021	1,355
2022	1,329
2023	1,301
2024	1,290
2025	1,275
2026-2030	5,319
2031-2032	582
Net unearned premium reserve	12,451
Future accretion	1,335
Total future net earned premiums	$13,786

Selected Information for Financial Guaranty Insurance
Policies Paid in Installments

	As of
	December 31, 2020	December 31, 2019
	(dollars in thousands)
Premiums receivable, net of commission payable	$8,824	$9,163
Gross unearned premium reserve	12,239	13,525
Weighted‑average risk-free rate used to discount premiums	2.2%	2.2%
Weighted‑average period of premiums receivable (in years)	4.8	5.3

4.    Losses

Expected Loss to be Paid (Recovered)

    Management compiles and analyzes loss information for all exposures on a consistent basis, in order to effectively evaluate and manage the economics and liquidity of the entire insured portfolio. The Company monitors and assigns ratings and calculates expected loss to be paid (recovered) in the same manner for all its exposures regardless of form or differing accounting models. This note provides information regarding expected claim payments to be made under all contracts in the insured portfolio.

Net expected loss to be paid (recovered) includes estimates for specialty insurance and reinsurance, if applicable, as well as financial guaranty insurance. Expected cash outflows and inflows are probability weighted cash flows that reflect management's assumptions about the likelihood of all possible outcomes based on all information available to it. Those assumptions consider the relevant facts and circumstances and are consistent with the information tracked and monitored through the Company's risk-management activities. Expected loss to be paid (recovered) is important from a liquidity perspective in that it represents the present value of amounts that the Company expects to pay or recover in future periods for all contracts.

The expected loss to be paid (recovered) is equal to the present value of expected future cash outflows for claim and loss adjustment expense (LAE) payments, net of (i) inflows for expected salvage, subrogation and other recoveries, and (ii) excess spread on underlying collateral. Cash flows are discounted at current risk-free rates. The Company updates the discount rates each quarter and reflects the effect of such changes in economic loss development. Net expected loss to be paid (recovered) is also net of amounts ceded to reinsurers.

    For specialty insurance and reinsurance, the expected loss to be paid (recovered) is equal to the reserve (salvage) reported on the consolidated balance sheet (see below).

    Economic loss development represents the change in net expected loss to be paid (recovered) attributable to the effects of changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts.

Loss Estimation Process

    The Company’s loss reserve committee estimates expected loss to be paid for all contracts by reviewing analyses that consider various scenarios with corresponding probabilities assigned to them. Depending upon the nature of the risk, the Company’s view of the potential size of any loss and the information available to the Company, that analysis may be based upon individually developed cash flow models, internal credit rating assessments, sector-driven loss severity assumptions and/or judgmental assessments. In the case of its assumed business, the Company may conduct its own analysis as just described or, depending on the Company’s view of the potential size of any loss and the information available to the Company, the Company may use loss estimates provided by ceding insurers. The Company monitors the performance of its transactions with expected losses and each quarter the Company’s loss reserve committee reviews and refreshes its loss projection assumptions, scenarios and the probabilities it assigns to those scenarios based on actual developments during the quarter and its view of future performance.

    The exposures reinsured or insured by the Company may cover an extended period of time, in some cases over 30 years, and in most circumstances the Company has no right to cancel such reinsurance or insurance. As a result, the Company's estimate of ultimate loss on a policy is subject to significant uncertainty over the life of the reinsurance contract. Credit performance can be adversely affected by economic, fiscal and financial market variability, and the market for assets (for RVI transactions) over the life of the contracts.

    The Company does not use traditional actuarial approaches to determine its estimates of expected losses. The determination of expected loss to be paid (recovered) is an inherently subjective process involving numerous estimates, assumptions and judgments by management, using both internal and external data sources with regard to frequency, severity of loss, economic projections, governmental actions, negotiations, recovery rates, timing of cash flows, and other factors that affect credit performance. These estimates, assumptions and judgments, and the factors on which they are based, may change materially over a reporting period, and have a material effect on the Company's financial statements. Each quarter, the Company may revise its scenarios and update assumptions (which may include shifting probability weightings of its scenarios) based on public information as well as nonpublic information obtained through its surveillance and loss mitigation activities. Such information includes management's view of the potential impact of COVID-19 on its distressed exposures. Management assesses the possible implications of such information on each insured obligation, considering the unique characteristics of each transaction.

    Changes in the Company’s loss estimates for structured finance transactions generally will be influenced by factors impacting the performance of the assets supporting those transactions. Changes in the Company's loss estimates for RVI exposures will be influenced by factors, including the impact of COVID-19 on air travel, impacting the value and demand of the covered assets.

Actual losses will ultimately depend on future events or transaction performance and may be influenced by many interrelated factors that are difficult to predict. As a result, the Company's current projections of losses may be subject to considerable volatility and may not reflect the Company's ultimate claims paid.

    The following table presents a roll forward of net expected loss to be paid (recovered) for all contracts. The net expected loss to be paid (recovered) included in the table has been discounted by the Company using the appropriate risk-free rates for U.S. dollar denominated obligations, that ranged from 0.00% to 1.72% with a weighted average of 0.04% as of December 31, 2020 and 0.00% to 2.45% with a weighted average of 1.57% as of December 31, 2019.

Net Expected Loss to be Paid (Recovered)
Roll Forward (1)

	Year Ended December 31,
	2020	2019
	(in thousands)
Net expected loss to be paid (recovered), beginning of period (2)	$—	$—
Economic loss development (benefit) due to:
Accretion of discount	—	—
Changes in discount rates	(3)	—
Changes in timing and assumptions	2,329	2
Total economic loss development (benefit)	2,326	2
Net (paid) recovered losses (3)	(7,935)	(2)
Net expected loss to be paid (recovered), end of period (1)	$(5,609)	$—
___________________
(1)    See below for additional information on the roll forward of specialty insurance and reinsurance reserves and losses and LAE and reinsurance recoverable.
(2)    There was no expected LAE to be paid as of December 31, 2020 and December 31, 2019.
(3)     Includes LAE paid of $19 thousand and $2 thousand for the years ended December 31, 2020 and 2019, respectively.

    The Company had BIG exposure to $16.11 million as of December 31, 2020, consisting of $12.77 million specialty insurance and $3.34 million financial guaranty insurance, compared with $8 thousand BIG U.S. public finance exposure as of December 31, 2019. Expected to be recovered were $5.61 million as of December 31, 2020 and expected loss to be paid was de minimis as of December 31, 2019. The economic loss development across all sectors during 2020 was $2.33 million, which was due primarily to the deterioration of certain aircraft RVI exposures. The economic loss development across all sectors during 2019 was $2 thousand, which was due primarily to the payment of assumed LAE expenses related to certain exposures. The expected recovery as of December 31, 2020 was primarily due to claims paid for certain aircraft RVI exposures. There was no net expected loss to be paid (recovered) as of December 31, 2019 for life insurance transactions or RVI contracts.

Accounting Policies

Loss and LAE reserve reported on the balance sheet relates only to assumed reinsurance contracts. The corresponding reserve ceded to reinsurers is reported as reinsurance recoverable on unpaid losses and reported in other assets.

Under financial guaranty insurance accounting, the sum of unearned premium reserve and loss and LAE reserve represents the Company's stand-ready obligation. At contract inception, the entire stand-ready obligation is represented by unearned premium reserve. A loss and LAE reserve for a financial guaranty contract is recorded only to the extent, and for the amount, that expected loss to be paid exceeds the unearned premium reserve on a contract by contract basis. As a result, the Company has expected loss to be paid on financial guaranty contracts that has not yet been expensed. Such amounts will be recognized in future periods as unearned premium reserve amortizes into income.

    For specialty insurance and reinsurance, loss reserves consist of the estimates of unpaid reported losses and estimates for incurred but not reported losses. The reserve for unpaid reported losses, established by management based on reports from ceding companies, represents the estimated ultimate cost of events or conditions that have been reported to or specifically identified by the Company.  Such reserves may be supplemented, as necessary, by management’s estimates of other losses.  These estimates are reviewed regularly and, as experience develops and new information becomes known, the reserves are adjusted as necessary. Such adjustments, if any, are reflected in the statement of operations in the period in which they are determined.

When the Company becomes entitled to the cash flow from the underlying collateral of an insured exposure under salvage and subrogation rights as a result of a claim payment or estimated future claim payment, it reduces the expected loss to be paid on the contract. Such reduction in expected loss to be paid can result in a reduction in the corresponding loss and LAE reserve with a benefit to the income statement or the recording of a salvage asset with a benefit to the income statement if the transaction is in a net recovery position at the reporting date.

Expected Loss to be Expensed For Financial Guaranty Insurance

    Expected loss to be expensed represents past or expected future financial guaranty net claim payments that have not yet been expensed. Such amounts will be expensed in future periods as unearned premium reserve amortizes into income on financial guaranty insurance policies. Expected loss to be expensed is the Company's projection of incurred losses that will be recognized in future periods, excluding accretion of discount. The Company had $3 thousand of net expected loss to be expensed at December 31, 2020.

Loss Activity and Components

    The following table provides a reconciliation of the beginning and ending balances of specialty insurance and reinsurance reserves for losses and LAE and reinsurance recoverable. Losses incurred and paid are presented on a net basis.

Rollforward of Specialty Insurance and Reinsurance
Reserves for Losses and LAE

	Year Ended December 31,
	2020	2019
	(in thousands)
Balance as of January 1	$65	$71
Less: Reinsurance recoverable	65	71
Net loss and LAE reserve balance as of January 1	—	—
Less: Salvage and subrogation recoverable, net of reinsurance as of January 1	—	—
Net loss reserves (salvage) balance as of January 1	—	—
Incurred losses and LAE related to:
Current year	2,548	—
Prior years	(225)	—
Total incurred losses and LAE	2,323	—
Loss and LAE (paid) recovered related to:
Current year	(7,933)	—
Prior years	—	—
Total loss and LAE (paid) recovered	(7,933)	—
Net loss reserves (salvage) balance as of December 31	(5,610)	—
Plus: Salvage and subrogation recoverable, net of reinsurance	7,812	—
Plus: Reinsurance recoverable (1)	66	65
Balance as of December 31 (2)	$2,268	$65
_____________________
(1)    Recorded as a component of other assets in the consolidated balance sheets.
(2)    Recorded as a component of other liabilities in the consolidated balance sheets.

    The following table presents the loss and LAE recorded in the consolidated statements of operations by sector for insurance contracts. Amounts presented are net of reinsurance.

Loss and LAE
Reported on the
Consolidated Statements of Operations

	Loss (Benefit)
	Year Ended December 31,
	2020	2019
	(in thousands)
Specialty insurance and reinsurance:
RVI	$2,548	$—
Life insurance transactions	(225)	—
Specialty insurance and reinsurance	2,323	—
Financial guaranty insurance
U.S. public finance	2	2
U.S. structured finance	—	—
Financial guaranty insurance	2	2
Loss and LAE	$2,325	$2

The following table provides information on financial guaranty insurance contracts categorized as BIG.

Financial Guaranty Insurance BIG Transaction Loss Summary

	BIG Categories (1)
	As of December 31, 2020	As of December 31, 2019
	(dollars in thousands)
Number of risks (2)	2	1
Remaining weighted-average contract period (in years)	0.2	2.3
Outstanding exposure:
Par	$3,339	$8
Interest	119	1
Total	$3,458	$9
Expected cash outflows (inflows)	$1	$—
Potential recoveries	—	—
Subtotal	1	—
Discount	—	—
Present value of expected cash flows	$1	$—
Unearned premium reserve	$2	$—
Reserves	$—	$—
_____________________
(1)    All financial guaranty BIG transactions are classified as category 1.
(2)    A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments.

5.     Policy Acquisition Costs

Accounting Policy

    Policy acquisition costs that are directly related and essential to successful insurance contract acquisition, as well as ceding commission income and expense on ceded and assumed reinsurance contracts, are deferred and reported net.

    Capitalized policy acquisition costs include the cost of underwriting personnel attributable to successful underwriting efforts. The Company conducts an annual time study, which requires the use of judgement, to estimate the amount of costs to be deferred.

Ceding commission expense on assumed reinsurance contracts and ceding commission income on ceded reinsurance contracts that are associated with premiums received in installments are calculated at their contractually defined commission rates, discounted consistent with premiums receivable for all future periods, and included in DAC, with a corresponding offset to net premiums receivable or reinsurance balances payable.

DAC is amortized in proportion to net earned premiums. Amortization of deferred policy acquisition costs includes the accretion of discount on ceding commission receivable and payable. When an insured obligation is retired early, the remaining related DAC is expensed at that time.

Costs incurred for soliciting potential customers, market research, training, administration, unsuccessful acquisition efforts, and product development as well as overhead costs are charged to expense as incurred.

    Expected losses and LAE, investment income, and the remaining costs of servicing the insured or reinsured business, are considered in determining the recoverability of DAC.

Rollforward of
Deferred Acquisition Costs

	Year Ended December 31,
	2020	2019
	(in thousands)
Beginning of year	$5,257	$5,747
Deferrals	752	524
Amortization	(572)	(1,014)
December 31,	$5,437	$5,257

6.     Reinsurance

    The Company assumes exposure (Assumed Business) and may cede portions of exposure it has insured or assumed (Ceded Business) in exchange for premiums, net of any ceding commissions. The Company historically entered into, and with respect to its new business continues to enter into, ceded reinsurance contracts in order to reduce the Company's net potential loss on ceded business to levels within the Company's risk tolerance.

Accounting Policy

For business assumed and ceded, the accounting model used is the same model as would be used if the Company wrote the underlying contract directly instead of assuming it (see Note 3, Premiums and Note 4, Losses).

Financial Guaranty Business

    The Company assumes financial guaranty business from affiliated companies and third party insurers, primarily other monoline financial guaranty companies that currently are in runoff and no longer actively writing new business. Under these relationships, the Company assumes a portion of the ceding company’s insured risk in exchange for a portion of the ceding company's premium for the insured risk (typically, net of a ceding commission). The Company, if required, secures its reinsurance obligations to its affiliated and non-affiliated ceding companies, typically by depositing in trust assets with a market value equal to its assumed liabilities calculated on a statutory basis of accounting.

    The Company’s facultative and treaty assumed agreements are generally subject to termination at the option of the ceding company:

•if the Company fails to meet certain financial and regulatory criteria;

•if the Company fails to maintain a specified minimum financial strength rating, or

•upon certain changes of control of the Company.

Upon termination due to one of the above events, the Company typically would be required to return to the ceding company unearned premiums (net of ceding commissions) and loss reserves, calculated on a U.S. statutory basis, attributable to the Assumed Business (plus, in certain cases, an additional required amount), after which the Company would be released from liability with respect to such business.

Specialty Insurance and Reinsurance: Life Insurance Transactions and RVI

The Company assumes specialty business from third party insurers (Assumed Specialty Business). It also cedes and retrocedes some of its specialty business to third party reinsurers. A downgrade of AGRO’s financial strength rating by S&P Global Ratings, a division of Standard & Poor’s Financial Services LLC (S&P) below “A” would require AGRO to post, as of December 31, 2020, no collateral in respect of certain of its Assumed Specialty Business due to a salvage reserve that the Company maintains in respect of such business. A further downgrade of AGRO’s S&P rating below A- would give the company ceding such business the right to recapture the business for AGRO’s collateral amount, and, if also accompanied by a downgrade of AGRO's financial strength rating by A.M. Best Company, Inc. below A-, would also require AGRO to post, as of December 31, 2020, an estimated $12.82 million of collateral in respect of a different portion of AGRO’s Assumed Specialty Business. AGRO’s ceded/retroceded contracts generally have equivalent provisions requiring the assuming reinsurer to post collateral and/or allowing AGRO to recapture the ceded/retroceded business upon certain triggering events, such as reinsurer rating downgrades.

Effect of Reinsurance

The following table presents the components of premiums and losses reported in the consolidated statements of operations and the contribution of the Company's Assumed and Ceded Businesses (both financial guaranty and specialty). See Note 11, Related Party Transactions, for balances with affiliates.

Effect of Reinsurance on Statement of Operations

	Year Ended December 31,
	2020	2019
	(in thousands)
Premiums Written:
Assumed	3,176	9,022
Ceded (1)	10,171	(1,999)
Net	$13,347	$7,023
Premiums Earned:
Direct	$699	$489
Assumed	4,320	7,388
Ceded	(2,513)	(1,824)
Net	$2,506	$6,053
Loss and LAE:
Assumed	$2,325	$(2)
Ceded	—	4
Net	$2,325	$2
____________________
(1)    Positive ceded premiums written were due to termination of a reinsurance transaction.

Exposure to Non-Affiliated Reinsurers (1)

	As of December 31,
	2020	2019
	(in thousands)
Ceded premium payable, net of commissions	$43	$14,074
Ceded expected loss to be recovered (paid)	65	65
Ceded unearned premium reserve	10,503	23,375
Financial guaranty ceded par outstanding (2)	—	470,000
Specialty ceded exposure (see Note 2)	556,053	303,318
____________________
(1)    There was no collateral posted by third-party reinsurers as of December 31, 2020 and December 31, 2019. See Note 11, Related Party Transactions for information on affiliated reinsurers.
(2)    All ceded par is rated investment grade.

7.    Investments and Cash

Accounting Policy

Fixed-maturity debt securities are classified as available-for-sale and are measured at fair value. Unrealized gains and losses that are not associated with credit related factors are reported as a component of accumulated other comprehensive income (AOCI), net of deferred income taxes, in shareholder's equity. Available-for-sale fixed-maturity securities are recorded on a trade-date basis.

Short-term investments, which are those investments with a maturity of less than one year at time of purchase, are carried at fair value and include amounts deposited in certain money market funds.

Cash consists of cash on hand and demand deposits. The Company has no restricted cash as of December 31, 2020 and 2019.

Net investment income includes the income earned on fixed-maturity securities, short-term investments and loan receivable from affiliate. Net investment income includes amortization of premiums and accretion of discounts. For mortgage-backed securities, and any other securities for which there is prepayment risk, prepayment assumptions are evaluated quarterly and revised as necessary. Any necessary adjustments due to changes in effective yields and maturities are recognized in net investment income using the retrospective method.

Realized gains and losses of investments are determined using the specific identification method, and include gains and losses generated from sales of investments, reductions to amortized cost of available-for-sale investments that have been written down due to the Company’s intent to sell them or it being more likely than not that the Company will be required to sell them, and the change in allowance for credit losses (including accretion) for periods after January 1, 2020, or other than temporary impairments for periods prior to January 1, 2020.

For all securities that are originally purchased with credit deterioration, accrued interest is not separately presented, but rather is a component of the amortized cost of the instrument. For all other available-for-sale securities, a separate amount for accrued interest is reported in other assets.

Adoption of Credit Loss Standard on January 1, 2020

On January 1, 2020, the Company adopted ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. On the date of adoption, there was no change to the carrying value of the available-for-sale investment portfolio, and no allowance for credit loss.

Subsequent to the Adoption of the Credit Losses Standard on January 1, 2020

An allowance for credit loss is not established upon initial recognition of an available-for-sale debt security (except for PCD securities, as defined and discussed below). Subsequently, to the extent that the fair value of a security is less than its amortized cost basis (and the Company does not intend to sell the security, and it is not more-likely-than-not that the Company will be required to, sell the security) the Company will use certain factors (including those listed below) to determine whether the decline in fair value is due to any credit-related factors:

•the extent to which fair value is less than amortized cost;

•credit ratings;

•any adverse conditions specifically related to the security, industry, and/or geographic area;

•changes in the financial condition of the issuer, or underlying loan obligors;

•general economic and political factors;

•remaining payment terms of the security;

•prepayment speeds;

•expected defaults, and

•the value of any embedded credit enhancements.

If, based on an assessment of these and other relevant factors, the Company determines that a credit loss may exist, it then performs a discounted cash flow analysis to determine its best estimate of such allowance for credit loss. The allowance for credit loss is limited to the excess of amortized cost over fair value and may be reduced in subsequent reporting periods if the expected cash flows of the security improve. Any factors contributing to the decline in fair value that are not credit-related are captured in AOCI in shareholder’s equity.

When amounts are deemed uncollectible, the Company writes down the amortized cost (write-off) and reduces the allowance for credit loss. Amounts that have been written off may not be reversed through the allowance for credit loss, and any subsequent recovery of such amounts is only recognized in realized gains and losses when received.

PCD securities are defined as financial assets that, as of the date of acquisition, have experienced a more-than-insignificant deterioration in credit quality since origination, as determined by an acquirer’s assessment. An initial allowance for credit loss is recognized on the date of acquisition of PCD securities. The amortized cost of PCD securities on the date of acquisition is equal to the purchase price plus the allowance for credit loss, but no credit loss expense is recognized in the statement of operations on the date of acquisition. After the date of acquisition, deterioration (or improvement) in credit will result in an increase (or decrease) to the allowance and an offsetting credit loss expense (or benefit). To measure this, the Company will perform another discounted cash flow analysis. For PCD securities that are also beneficial interests, favorable (or adverse) changes in expected cash flows are recognized as a decrease (or increase) to the allowance for credit losses. Those changes in expected cash flows that are not captured through the allowance are reflected as a prospective adjustment of the security’s yield within net investment income.

The Company has elected to not measure credit losses on its accrued interest receivable and instead writes off accrued interest at the earliest to occur of (i) the date it is deemed uncollectible or (ii) when it is six months past due. All write-offs of accrued interest are recorded as a reduction to net investment income in the statement of operations.

For securities the Company intends to sell and securities for which it is more-likely-than-not that the Company will be required to sell the security before recovery of its amortized cost, the Company writes off any existing allowance for credit loss, and writes down the amortized cost basis of the instrument to fair value with an offset to realized gain (loss) in the statement of operations.

The length of time an instrument has been impaired or the effect of changes in foreign exchange rates are not considered in the Company’s assessment of credit loss. The assessment of whether a credit loss exists is performed each quarter.

Prior to the Adoption of the Credit Losses Standard on January 1, 2020

Changes in fair value for other-than-temporarily-impaired securities were bifurcated between credit losses and non-credit changes in fair value. The credit loss on other-than-temporarily-impaired securities were recorded in realized gains and losses.

The Company had a formal review process to determine other-than-temporary impairment (OTTI) for securities in its investment portfolio where there was no intent to sell and it was not more-likely-than-not that it would have been required to sell the security before recovery. Factors considered when assessing impairment included:

•a decline in the market value of a security by 20% or more below amortized cost for a continuous period of at least six months;

•a decline in the market value of a security for a continuous period of 12 months;

•recent credit downgrades of the applicable security or the issuer by rating agencies;

•the financial condition of the applicable issuer;

•whether loss of investment principal is anticipated; and

•whether scheduled interest payments are past due.

The Company assessed the ability to recover the amortized cost by comparing the net present value of projected future cash flows with the amortized cost of the security. If the security was in an unrealized loss position and its net present value was less than the amortized cost of the investment, an OTTI was recorded. The net present value was calculated by discounting the Company's estimate of projected future cash flows at the effective interest rate implicit in the debt security at the time of purchase. The Company's estimates of projected future cash flows were driven by assumptions regarding probability of default and estimates regarding timing and amount of recoveries associated with a default. The Company developed these estimates using information based on historical experience, credit analysis and market observable data, such as industry analyst reports and forecasts, sector credit ratings and other relevant data. For mortgage backed and asset backed securities, cash flow estimates also included prepayment and other assumptions regarding the underlying collateral such as default rates, recoveries and changes in value. In addition to the factors noted above, the Company also sought advice from its outside investment managers.

The assumptions used in these projections required the use of significant management judgment. If management's assessment changed in the future, the Company may have ultimately recorded a loss after having originally concluded that the decline in value was temporary.

For securities in an unrealized loss position where the Company had the intent to sell or it is more-likely-than-not that it would be required to sell the security before recovery, the entire impairment loss (i.e., the difference between the security's fair value and its amortized cost) was recorded in the consolidated statements of operations. Credit losses reduced the amortized cost of impaired securities. The amortized cost basis was adjusted for accretion and amortization (using the effective interest method) with a corresponding entry recorded in net investment income.

Investment Portfolio

As of December 31, 2020, the majority of the investment portfolio is managed by one outside manager. The Company has established detailed guidelines regarding credit quality, exposure to a particular sector and exposure to a particular obligor within a sector. The managed portfolio must maintain a minimum average rating of A+/A1/A+ by S&P, Moody's Investors Service, Inc. (Moody's) or Fitch Ratings, respectively.

Accrued investment income on the investment portfolio and the loan receivable from affiliate was $3.28 million as of December 31, 2020 and $3.44 million as of December 31, 2019. In 2020 and 2019, the Company did not write off any accrued investment income.

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of December 31, 2020 (1)

Security Type	Percent of Total (2)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	Weighted Average Credit Rating (3)
	(dollars in thousands)
Fixed-maturity securities:
Obligations of state and political subdivisions	36%	$136,263	$15,705	$—	$151,968	AA
U.S. government and agencies	2	9,005	1,302	—	10,307	AA+
Corporate securities	35	131,459	13,225	(77)	144,607	A-
Mortgage-backed securities (4):
Residential mortgage-backed securities (RMBS)	8	30,804	3,440	—	34,244	AA-
Commercial mortgage-backed securities (CMBS)	6	24,214	2,826	—	27,040	AAA
Collateralized loan obligations (CLOs)	8	24,748	133	(44)	24,837	AAA
Total fixed-maturity securities (5)	95	356,493	36,631	(121)	393,003	AA-
Short-term investments	5	18,617	—	—	18,617	AAA
Total	100%	$375,110	$36,631	$(121)	$411,620	AA-

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of December 31, 2019

Security Type	Percent of Total (2)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Pre-Tax Gain (Loss) on Securities with OTTI	Weighted Average Credit Rating (3)
	(dollars in thousands)
Fixed-maturity securities:
Obligations of state and political subdivisions	35%	$129,136	$10,848	$(18)	$139,966	$—	AA
U.S. government and agencies	3	10,131	1,187	—	11,318	—	AA+
Corporate securities	32	117,812	5,645	(9)	123,448	—	A-
Mortgage-backed securities (4):
RMBS	15	55,534	2,839	(3)	58,370	840	AA
CMBS	7	25,598	1,417	—	27,015	—	AAA
CLOs	6	20,394	18	(26)	20,386	—	AAA
Total fixed-maturity securities (5)	98	358,605	21,954	(56)	380,503	840	AA-
Short-term investments	2	5,809	—	—	5,809	—	AAA
Total	100%	$364,414	$21,954	$(56)	$386,312	$840	AA-
____________________
(1)    There was no allowance for credit losses as of December 31, 2020.
(2)    Based on amortized cost.
(3)    Ratings represent the lower of the Moody’s and S&P classifications except for bonds purchased for loss mitigation or risk management strategies, which use internal ratings classifications. The Company’s portfolio primarily consists of high-quality, liquid instruments.
(4)    U.S. government-agency obligations were approximately 69% of mortgage backed securities as of December 31, 2020 and 76% as of December 31, 2019, based on fair value.
(5)    0.8% and 1.0% of fixed-maturity securities are rated BIG as of December 31, 2020 and December 31, 2019, respectively, based on fair value.

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
For Which an Allowance for Credit Loss was Not Recorded
As of December 31, 2020

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in thousands)
Corporate securities	$14,299	$(77)	$—	$—	$14,299	$(77)
CLOs	7,540	(11)	10,322	(33)	17,862	(44)
Total	$21,839	$(88)	$10,322	$(33)	$32,161	$(121)
Number of securities (1)		6		6		11

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2019

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in thousands)
Obligations of state and political subdivisions	$3,142	$(18)	$—	$—	$3,142	$(18)
Corporate securities	1,220	(9)	—	—	1,220	(9)
Mortgage-backed securities
RMBS	—	—	158	(3)	158	(3)
CLOs	2,500	—	7,854	(26)	10,354	(26)
Total	$6,862	$(27)	$8,012	$(29)	$14,874	$(56)
Number of securities		7		6		13
Number of securities with OTTI		—		—		—
__________________
(1)    The number of securities does not add across because lots consisting of the same securities have been purchased at different times and appear in both categories above (i.e., less than 12 months and 12 months or more). If a security appears in both categories, it is counted only once in the total column.

The Company considered the credit quality, cash flows, interest rate movements, ability to hold a security to recovery and intent to sell a security in determining whether a security had a credit loss. The Company has determined that the unrealized losses recorded as of December 31, 2020 and December 31, 2019 were not related to credit quality. In addition, the Company currently does not intend to and is not required to sell investments in an unrealized loss position prior to expected recovery in value. Of the securities in an unrealized loss position for which an allowance for credit loss was not recorded, no securities had unrealized losses in excess of 10% of their carrying value as of December 31, 2020. There were no securities in an unrealized loss position for 12 months or more as of December 31, 2019 with unrealized losses greater than 10% of book value.

The amortized cost and estimated fair value of available-for-sale fixed-maturity securities by contractual maturity as of December 31, 2020 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Distribution of Fixed-Maturity Securities
by Contractual Maturity
As of December 31, 2020

	Amortized Cost	Estimated Fair Value
	(in thousands)
Due within one year	$5,542	$5,630
Due after one year through five years	62,170	68,426
Due after five years through 10 years	129,901	145,159
Due after 10 years	103,862	112,504
Mortgage-backed securities:
RMBS	30,804	34,244
CMBS	24,214	27,040
Total	$356,493	$393,003

Based on fair value, investments that are held in trust for the benefit of affiliated ceding insurers in accordance with statutory or contractual requirements totaled $3.31 million and $3.15 million as of December 31, 2020 and December 31, 2019, respectively.

There were no investments that were non-income producing for the year ended December 31, 2020. No material investments of the Company were non-income producing for the year ended December 31, 2019.

The Company's investment portfolio in tax-exempt and taxable municipal securities includes issuances by a wide number of municipal authorities across the U.S. and its territories.

The following tables present the fair value of the Company’s available-for-sale portfolio of obligations of state and political subdivisions as of December 31, 2020 and December 31, 2019 by state.

Fair Value of Available-for-Sale Portfolio of
Obligations of State and Political Subdivisions
As of December 31, 2020 (1)

State	State General Obligation	Local General Obligation	Revenue Bonds	Total Fair Value	Amortized Cost	Average Credit Rating
	(in thousands)
Texas	$2,550	$3,469	$25,949	$31,968	$29,029	AA
California	2,343	1,676	24,983	29,002	26,432	AA-
New York	—	3,618	15,797	19,415	16,771	AA
Washington	—	—	9,424	9,424	8,643	AA-
Pennsylvania	4,518	—	2,979	7,497	6,809	AA-
Virginia	—	—	6,212	6,212	5,548	AA+
District Of Columbia	576	—	4,531	5,107	4,612	AA
Florida	—	—	4,593	4,593	3,881	A+
Oregon	—	3,003	—	3,003	2,640	AAA
Kansas	—	—	2,595	2,595	2,000	AA
All others	2,274	1,213	18,602	22,089	20,056	AA-
Total	$12,261	$12,979	$115,665	$140,905	$126,421	AA

Fair Value of Available-for-Sale Portfolio of
Obligations of State and Political Subdivisions
As of December 31, 2019 (1)

State	State General Obligation	Local General Obligation	Revenue Bonds	Total Fair Value	Amortized Cost	Average Credit Rating
	(in thousands)
California	$2,354	$1,576	$22,633	$26,563	$24,588	AA-
Texas	2,323	3,329	19,189	24,841	22,931	AA
New York	—	3,408	15,363	18,771	16,928	AA+
Washington	—	—	9,361	9,361	8,786	AA-
Pennsylvania	4,345	—	2,956	7,301	6,923	AA-
Virginia	—	—	6,113	6,113	5,635	AA+
District of Columbia	578	—	4,405	4,983	4,676	AA
Florida	—	—	4,459	4,459	3,925	A+
Oregon	—	2,726	1,173	3,899	3,742	AAA
Oklahoma	—	—	2,377	2,377	2,249	A+
All others	2,283	1,205	16,632	20,120	18,512	AA-
Total	$11,883	$12,244	$104,661	$128,788	$118,895	AA
____________________
(1)    Excludes $11.06 million and $11.18 million as of December 31, 2020 and 2019, respectively, of pre-refunded bonds, at fair value. The credit ratings are based on the underlying ratings and do not include any benefit from bond insurance.

The revenue bond portfolio primarily consists of essential service revenue bonds issued by transportation authorities and other utilities, water and sewer authorities and universities.

Revenue Bonds
Sources of Funds

	As of December 31, 2020		As of December 31, 2019
Type	Fair Value	Amortized Cost	Fair Value	Amortized Cost
	(in thousands)
Transportation	$36,095	$32,693	$34,473	$32,034
Water and sewer	25,855	22,605	23,741	21,335
Higher education	14,109	12,833	13,763	12,940
Tax backed	12,084	10,535	11,758	10,666
Municipal utilities	10,877	10,045	10,842	10,221
Healthcare	9,962	8,898	9,721	9,004
Other	6,683	6,545	363	365
Total	$115,665	$104,154	$104,661	$96,565

Net Investment Income

Net investment income is a function of the yield that the Company earns on fixed-maturity securities and short-term investments, and the size of such portfolio. The investment yield is a function of market interest rates at the time of investment as well as the type, credit quality and maturity of the securities in this portfolio.

Net Investment Income

	Year Ended December 31,
	2020	2019
	(in thousands)
Interest income from fixed-maturities and short-term investments	$11,960	$12,242
Interest income from loan receivable from affiliate (see Note 11)	1,609	2,771
Gross investment income	13,569	15,013
Investment expenses	(316)	(322)
Net investment income	$13,253	$14,691

Realized Investment Gains (Losses)

The table below presents the components of net realized investment gains (losses).

Net Realized Investment Gains (Losses)

	Year Ended December 31,
	2020	2019
	(in thousands)
Gross realized gains on available-for-sale securities	$916	$121
Gross realized losses on available-for-sale securities	—	(351)
Credit impairments	—	—
Net realized investment gains (losses)	$916	$(230)

There was no securities with credit losses as of December 31, 2020. The Company recorded a de minimis amount of additions offset by reductions to credit losses during 2020. The Company did not purchase any PCD securities during the year ended December 31, 2020. There was a de minimis amount of credit losses as of December 31, 2019 for fixed-maturity securities for which the Company has recognized an OTTI and where the portion of the fair value adjustment related to other factors was recognized in OCI.

8.    Fair Value Measurement

    The Company carries all of its investment portfolio at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., exit price). The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on a hypothetical market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e., the most advantageous market).

Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on either internally developed models that primarily use, as inputs, market-based or independently sourced market parameters, including but not limited to yield curves, interest rates and debt prices or with the assistance of an independent third-party using a discounted cash flow approach and the third party’s proprietary pricing models. In addition to market information, models also incorporate transaction details, such as maturity of the instrument and contractual features designed to reduce the Company’s credit exposure, such as collateral rights as applicable.

Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, and constraints on liquidity. As markets and products develop and the pricing for certain products becomes more or less transparent, the Company may refine its methodologies and assumptions. During 2020, no changes were made to the Company’s valuation models that had, or are expected to have, a material impact on the Company’s consolidated balance sheets or statements of operations and comprehensive income.

The Company’s methods for calculating fair value produce a fair value that may not be indicative of net realizable value or reflective of future fair values. The use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a materially different estimate of fair value at the reporting date.

The categorization within the fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. The fair value hierarchy prioritizes model inputs into three broad levels as follows, with Level 1 being the highest and Level 3 the lowest. An asset's or liability’s categorization is based on the lowest level of significant input to its valuation.

Level 1—Quoted prices for identical instruments in active markets. The Company generally defines an active market as a market in which trading occurs at significant volumes. Active markets generally are more liquid and have a lower bid-ask spread than an inactive market.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

    There was a transfer of a fixed-maturity security from Level 2 into Level 3 during 2019. There were no other transfers into or from Level 3 during the periods presented

Carried at Fair Value

Fixed-Maturity Securities

The fair value of fixed-maturity securities in the investment portfolio is generally based on prices received from third party pricing services or alternative pricing sources with reasonable levels of price transparency. The pricing services prepare estimates of fair value using their pricing models, which take into account: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data, industry and economic events and sector groupings. Additional valuation factors that can be taken into account are nominal spreads and liquidity adjustments. The pricing services evaluate each asset class based on relevant market and credit information, perceived market movements, and sector news.

Benchmark yields have in many cases taken priority over reported trades for securities that trade less frequently or those that are distressed trades, and therefore may not be indicative of the market. The extent of the use of each input is dependent on the asset class and the market conditions. The valuation of fixed-maturity investments is more subjective when markets are less liquid due to the lack of market based inputs.

As of December 31, 2020, the Company used models to price 18 securities with a fair value of $28.96 million. All Level 3 securities were priced with the assistance of independent third parties. The pricing is based on a discounted cash flow approach using the third-party's proprietary pricing models. The models use inputs such as projected prepayment speeds;  severity assumptions; recovery lag assumptions; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); home price appreciation/depreciation rates based on macroeconomic forecasts and recent trading activity. The yield used to discount the projected cash flows is determined by reviewing various attributes of the security including collateral type, weighted average life, sensitivity to losses, vintage, and convexity, in conjunction with market data on comparable securities. Significant changes to any of these inputs could have materially changed the expected timing of cash flows within these securities which is a significant factor in determining the fair value of the securities.

Short-Term Investments

Short-term investments that are traded in active markets are classified within Level 1 in the fair value hierarchy and their value is based on quoted market prices. Securities such as discount notes are classified within Level 2 because these securities are typically not actively traded due to their approaching maturity and, as such, their cost approximates fair value.

Financial Instruments Carried at Fair Value

Amounts recorded at fair value in the Company’s financial statements are presented in the tables below.

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2020

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in thousands)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities:
Obligations of state and political subdivisions	$151,968	$—	$151,968	$—
U.S. government and agencies	10,307	—	10,307	—
Corporate securities	144,607	—	144,607	—
Mortgage-backed securities:
RMBS	34,244	—	30,125	4,119
CMBS	27,040	—	27,040	—
CLOs	24,837	—	—	24,837
Total fixed-maturity securities	393,003	—	364,047	28,956
Short-term investments	18,617	18,617	—	—
Total assets carried at fair value	$411,620	$18,617	$364,047	$28,956

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2019

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in thousands)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities:
Obligations of state and political subdivisions	$139,966	$—	$139,966	$—
U.S. government and agencies	11,318	—	11,318	—
Corporate securities	123,448	—	123,448	—
Mortgage-backed securities:
RMBS	58,370	—	53,658	4,712
CMBS	27,015	—	27,015	—
CLOs	20,386	—	—	20,386
Total fixed-maturity securities	380,503	—	355,405	25,098
Short-term investments	5,809	5,809	—	—
Total assets carried at fair value	$386,312	$5,809	$355,405	$25,098

Changes in Level 3 Fair Value Measurements

The tables below present a roll forward of the Company’s Level 3 financial instruments carried at fair value on a recurring basis during the years ended December 31, 2020 and 2019.

Rollforward of Level 3 Fair Value Assets
At Fair Value on a Recurring Basis
Year Ended December 31, 2020

	Fixed-Maturity Securities
	RMBS		CLOs
	(in thousands)
Fair value as of December 31, 2019	$4,712		$20,386
Total pretax realized and unrealized gains/(losses) recorded in:
Net income (loss)	308	(1)	24	(1)
Other comprehensive income (loss)	(155)		98
Purchases	—		5,002
Settlements	(746)		(673)
Fair value as of December 31, 2020	$4,119		$24,837
Change in unrealized gains/(losses) included in other comprehensive income (OCI) related to financial instruments held as of December 31, 2020	$(75)		$98

Rollforward of Level 3 Fair Value Assets
At Fair Value on a Recurring Basis
Year Ended December 31, 2019

	Fixed-Maturity Securities
	RMBS		CLOs
	(in thousands)
Fair value as of December 31, 2018	$3,935		$10,058
Total pretax realized and unrealized gains/(losses) recorded in:
Net income (loss)	385	(1)	(1)	(1)
Other comprehensive income (loss)	1,011		116
Purchases	—		10,340
Settlements	(619)		(1,725)
Transfers into Level 3	—		1,598
Fair value as of December 31, 2019	$4,712		$20,386
Change in unrealized gains/(losses) included in OCI related to financial instruments held as of December 31, 2019	$1,030		$114
 ____________________
(1)    Included in net realized investment gains (losses) and net investment income.

Level 3 Fair Value Disclosures

Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2020

Financial Instrument Description (1)	Fair Value at December 31, 2020 (in thousands)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets:
Fixed-maturity securities:
RMBS	$4,119	Conditional prepayment rate	2.6%	-	3.5%	2.6%
		Conditional default rate	1.9%	-	4.0%	1.9%
		Loss severity	90.0%	-	100.0%	99.9%
		Yield	4.3%	-	4.4%	4.4%

CLOs	24,837	Discount margin	1.0%	-	1.1%	1.1%

Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2019

Financial Instrument Description (1)	Fair Value at December 31, 2019 (in thousands)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets:
Fixed-maturity securities:
RMBS	$4,712	Conditional prepayment rate	3.5%	-	6.7%	6.6%
		Conditional default rate	2.1%	-	3.5%	2.1%
		Loss severity	85.0%	-	95.0%	94.8%
		Yield	5.2%	-	5.4%	5.2%

CLOs	20,386	Yield	2.6%	-	3.1%	2.9%
____________________
(1)    Discounted cash flow is used as the primary valuation technique for all financial instruments listed in these tables.

Not Carried at Fair Value

Financial Guaranty Insurance Contracts

Fair value is based on management’s estimate of what a similarly rated financial guaranty insurance company would demand to acquire the Company’s in-force book of financial guaranty insurance business. It is based on a variety of factors that may include pricing assumptions management has observed for portfolio transfers, commutations and acquisitions that have occurred in the financial guaranty market, as well as prices observed in the credit derivative market with an adjustment for illiquidity so that the terms would be similar to a financial guaranty insurance contract, and also includes adjustments for stressed losses, ceding commissions and return on capital. The Company classified the fair value of financial guaranty insurance contracts as Level 3.

Loan Receivable from Affiliate

    The fair value of the loan receivable from an affiliate is determined by calculating the effect of changes in yield adjusted for a credit factor at the end of each reporting period. The fair value measurement of the loans receivable was classified as Level 3.

    The carrying amount and estimated fair value of the Company’s financial instruments not carried at fair value are presented in the following table.

Fair Value of Financial Instruments Not Carried at Fair Value

	As of December 31, 2020		As of December 31, 2019
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in thousands)
Assets (liabilities):
Loan receivable from affiliate	$30,000	$31,791	$40,000	$41,276
Other assets (1)	3,281	3,281	3,442	3,442
Financial guaranty insurance contracts (2)	(3,593)	(3,596)	(4,531)	(4,530)
____________________
(1)    The Company’s other assets consist of accrued interest, for which the carrying value approximates fair value.
(2)    Carrying amount includes the assets and liabilities related to financial guaranty insurance contract premiums, losses, net of reinsurance.

9.    Income Taxes

Accounting Policy

The provision for income taxes consists of an amount for taxes currently payable and an amount for deferred taxes. Deferred income taxes are provided for temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities, using enacted rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded to reduce the deferred tax asset to an amount that is more likely than not to be realized.

The Company recognizes tax benefits only if a tax position is “more likely than not” to prevail.

Overview

AGRO is not subject to any income, withholding or capital gains taxes under current Bermuda law. The Company has received an assurance from the Minister of Finance in Bermuda that, in the event of any taxes being imposed, AGRO will be exempt from taxation in Bermuda until March 31, 2035.

    AGOUS and its subsidiaries AGRO and AG Intermediary Inc. file a consolidated U.S. federal income tax return (AGOUS consolidated return group). In addition, AGRO, a Bermuda domiciled company, has elected under Section 953(d) of the U.S. Internal Revenue Code to be taxed as a U.S. domestic corporation. Each company of the AGOUS consolidated return group will pay or receive its proportionate share of taxable expense or benefit as if it filed on a separate return basis with current period credit for net losses to the extent used in consolidation

Tax Assets (Liabilities)

Deferred and Current Tax Assets (Liabilities) (1)

	As of
	December 31, 2020	December 31, 2019
	(in thousands)
Deferred tax assets (liabilities)	$(8,763)	$(5,470)
Current tax assets (liabilities)	376	(112)
____________________
(1)     Included in other assets or other liabilities on the consolidated balance sheets.

Components of Net Deferred Tax Assets (Liabilities)

	As of December 31,
	2020	2019
	(in thousands)
Deferred tax assets:
Unearned premium reserves, net	$736	$831
Other	115	328
Total deferred income tax assets	851	1,159
Deferred tax liabilities:
Unrealized appreciation on investments	7,667	4,599
Deferred acquisition costs	1,075	1,232
Market discount	685	714
Other	187	84
Total deferred income tax liabilities	9,614	6,629
Net deferred income tax asset (liability)	$(8,763)	$(5,470)

Provision for Income Taxes

A reconciliation of the difference between the provision for income taxes and the expected tax provision at the U.S. marginal corporate income tax rate of 21% for 2020 and 2019 is presented below.

Effective Tax Rate Reconciliation

	Year Ended December 31,
	2020	2019
	(in thousands)
Expected tax provision (benefit)	$1,779	$3,065
Tax-exempt interest	(569)	(438)
Effect of provision to tax return filing adjustment	(146)	(175)
Other	(14)	(71)
Total provision (benefit) for income taxes	$1,050	$2,381
Effective tax rate	12.4%	16.3%

Audits

    AGOUS has open tax years of 2017 forward but is not currently under audit with the U.S. Internal Revenue Service.

10.     Insurance Company Regulatory Requirements

    The following table summarizes the equity and net income amounts reported to the Bermuda Monetary Authority (the Authority) for AGRO.

Insurance Regulatory Amounts Reported

	Policyholders' Surplus		Net Income (Loss)
	As of December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(in thousands)
AGRO	$428,947	$410,012	$7,421	$12,217

Basis of Regulatory Financial Reporting

The Company's ability to pay dividends depends, among other things, upon its financial condition, results of operations, cash requirements, compliance with rating agency requirements, and is also subject to restrictions contained in the insurance laws and related regulations of its country of domicile, Bermuda. Financial statements prepared in accordance with accounting practices prescribed or permitted by Bermuda insurance regulatory authorities differ from GAAP primarily due to the non-admission of certain assets in AGRO's statutory statements, that are admissible assets under GAAP.

Dividend Restrictions and Capital Requirements

    For AGRO, any distribution (including repurchase of shares) of any share capital, contributed surplus or other statutory capital that would reduce its total statutory capital by 15% or more of its total statutory capital as set out in its previous year's financial statements requires the prior approval of the Authority. Separately, dividends are paid out of an insurer's statutory surplus and cannot exceed that surplus. Furthermore, annual dividends cannot exceed 25% of total statutory capital and surplus as set out in its previous year's financial statements, which is $107.24 million, without AGRO certifying to the Authority that it will continue to meet required margins. Based on the foregoing limitations, in 2021 AGRO has the capacity to (i) make capital distributions in an aggregate amount up to $20.54 million without the prior approval of the Authority and (ii) declare and pay dividends in an aggregate amount up to approximately $107.24 million as of December 31, 2020. Such dividend capacity is further limited by (i) the actual amount of AGRO’s unencumbered assets, which amount changes from time to time due in part to collateral posting requirements and which was approximately $408.31 million as of December 31, 2020, and (ii) the amount of statutory surplus, which as of December 31, 2020 was $291.98 million.

    The Company did not declare or pay dividends during 2020 or 2019.

Under the Insurance Act, AGRO must ensure that the value of its general business statutory assets exceeds the amount of its general business statutory liabilities by an amount greater than the prescribed minimum solvency margin and each company's applicable enhanced capital requirement. The minimum solvency margin for Class 3A insurers is the greater of (i) $1 million, or (ii) 20% of the first $6 million of net premiums written; if in excess of $6 million, the figure is $1.2 million plus

15% of net premiums written in excess of $6 million, or (iii) 15% of net discounted aggregate loss and loss expense provisions and other insurance reserves, or (iv) 25% of that insurer's applicable enhanced capital requirement reported at the end of its relevant year.

In addition, as a Class C long-term insurer, AGRO is required, with respect to its long-term business, to maintain a minimum solvency margin equal to the greater of (i) $500,000, (ii) 1.5% of its assets or (iii) 25% its enhanced capital requirement reported at the end of the relevant year. For the purpose of this calculation, assets are defined as the total assets pertaining to its long-term business reported on the balance sheet in the relevant year less the amounts held in a segregated account. AGRO is also required to keep its accounts in respect of its long-term business separate from any accounts kept in respect of any other business and all receipts of its long-term business form part of its long-term business fund.

The Company is required to maintain available statutory capital and surplus at a level equal to or in excess of its applicable enhanced capital requirement, which is established by reference to either its Bermuda Solvency Capital Requirement model or an approved internal capital model.

11.    Related Party Transactions

Expense Sharing Agreements

    The Company and various of its affiliates are parties to the Third Amended and Restated Service Agreement, effective as January 1, 2020 (as amended, the Group Service Agreement).  The Company's affiliate, AG US Group Services Inc. (AG Services), a Delaware corporation, acts as the payroll company and employer for all U.S. personnel, and the central, dedicated service provider within the Assured Guaranty group.  Under the Group Service Agreement, AG Services' employees make certain services available to its Bermuda, U.S. and United Kingdom affiliates, as applicable, equipment, insurance, reinsurance and such other services, including actuarial, marketing, underwriting, claims handling, surveillance, legal, corporate secretarial, information technology, human resources, accounting, tax, financial reporting and investment planning services.  Expenses under the Group Service Agreement are allocated directly where appropriate and, where not appropriate, based upon an allocation of employee time and corresponding office overhead.  The agreement provides for pre-funding by affiliates who are the largest consumers of group services, intercompany allocation of expenses and quarterly settlements and an express right of offset with regard to amounts owing between parties under the Group Service Agreement and other agreements between such parties.

The following table summarizes the allocated expenses from affiliated companies under the expense sharing agreements.

Expenses Allocated From Affiliated Companies

	Year Ended December 31,
	2020	2019
	(in thousands)
Affiliated companies:
AG Services	$3,852	$4,135
AGL	357	294
Total	$4,209	$4,429

The following table summarizes the amounts due to affiliated companies under the expense sharing agreements.

Amounts Due To (From) Affiliated Companies

	As of December 31,
	2020	2019
	(in thousands)
Affiliated companies
AG Services	$2,660	$2,615
AGL	433	518
AG Re	148	39
AGM	69	16
AGC	(3)	69
Total	$3,307	$3,257

Loan Receivable from Affiliate

Accounting Policy

The loan receivable from affiliate is recorded at its current principal amount. There was no discount or premium at the time of issuance of the loan.

Loan to Assured Guaranty US Holdings Inc.

On May 30, 2012, Assured Guaranty US Holding (AGUS), a subsidiary of AGL, borrowed $90.00 million from AGRO, a wholly-owned subsidiary of the Company, in order to fund a portion of the price of purchasing from Radian Asset Assurance Inc., Municipal Assurance Corp an affiliate which was merged with AGM on April 1, 2021. Interest accrues on the unpaid principal amount of the loan at a rate of six-month London Interbank Offered Rate plus 3.00% per annum. During 2020 and 2019, AGUS repaid $10.00 million and $10.00 million, respectively, in outstanding principal on that loan as well as accrued and unpaid interest. In 2018 the parties agreed to extend the maturity date of the loan to November 2023. As of December 31, 2020, $30.00 million remained outstanding. The Company recognized $1.61 million and $2.77 million of interest income during the years ended December 31, 2020 and 2019.

Reinsurance Agreements

The Company assumes business from affiliated entities under certain reinsurance agreements. See below for material related party reinsurance balances.

The following table summarizes the affiliated components of each balance sheet item, where applicable:

	As of December 31,
	2020		2019
	AGC	AG Re	AGC	AG Re
	(in thousands)
Assets:
Premium receivable, net of commissions payable	$—	$8,811	$16	$9,603
DAC (1)	46	3,671	68	4,052
Liabilities:
Unearned premium reserve	155	12,237	245	13,508
Other information:
Exposure
Assumed par outstanding	80,506	470,000	87,783	470,000
_____________________
(1)    Represents assumed ceding commissions.

The following table summarizes the affiliated components of each statement of operations item, where applicable:

	Year Ended December 31,
	2020		2019
	AGC	AG Re	AGC	AG Re
	(in thousands)
Revenues:
Net earned premiums	$90	$1,550	$99	$1,353
Expenses:
Loss and LAE	2	—	2	—
Amortization of DAC	22	465	24	406

Guaranty

    AG Re unconditionally and irrevocably guarantees the due, complete and punctual payment of all obligations and liabilities of AGRO (the “Guaranteed Obligations”). The holders of the Guaranteed Obligations are made third-party beneficiaries and may directly claim upon and enforce the obligations of AG Re under such guaranty as provided therein. AGRO has not made any demand to AG Re under this guaranty.

Investment Management Expenses

A portion of the Company's invested assets is managed by investment managers, some of which are related parties to AGL. The investment management expenses from transactions with these related parties for the years ended December 31, 2020 and 2019 were $0.32 million and $0.29 million, respectively.

12.    Commitments and Contingencies

Legal Proceedings

Lawsuits arise in the ordinary course of the Company’s business. It is the opinion of the Company’s management, based upon the information available, that the expected outcome of litigation against the Company, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position or liquidity, although an adverse resolution of litigation against the Company in a fiscal quarter or year could have a material adverse effect on the Company’s results of operations in a particular quarter or year.

Accounting Policy

    The Company establishes accruals for litigation and regulatory matters to the extent it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but if the matter is material, it is disclosed. The Company reviews relevant information with respect to its litigation and regulatory matters on a quarterly basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

13.    Other Comprehensive Income

The following tables present the changes in each component of AOCI and the effect of reclassifications out of AOCI on the respective line items in net income.

Changes in Accumulated Other Comprehensive Income (Loss) by Component
Year Ended December 31, 2020

	Net Unrealized Gains (Losses) on Investments with no Credit Impairment	Net Unrealized Gains (Losses) on Investments with Credit Impairment	Total AOCI
	(in thousands)
Balance, December 31, 2019	$16,635	$664	$17,299
Effect of adoption of accounting guidance on credit losses	664	(664)	—
Other comprehensive income (loss) before reclassifications	12,268	—	12,268
Less: Amounts reclassified from AOCI to:
Net realized investment gains (losses)	916	—	916
Tax (provision) benefit	(192)	—	(192)
Total amount reclassified from AOCI, net of tax	724	—	724
Net current period other comprehensive income (loss)	11,544	—	11,544
Balance, December 31, 2020	$28,843	$—	$28,843

Changes in Accumulated Other Comprehensive Income (Loss) by Component
Year Ended December 31, 2019

	Net Unrealized Gains (Losses) on Investments with no Credit Impairment	Net Unrealized Gains (Losses) on Investments with Credit Impairment	Total AOCI
	(in thousands)
Balance, December 31, 2018	$2,838	$(24)	$2,814
Other comprehensive income (loss) before reclassifications	13,615	688	14,303
Less: Amounts reclassified from AOCI to:
Net realized investment gains (losses)	(230)	—	(230)
Tax (provision) benefit	48	—	48
Total amount reclassified from AOCI, net of tax	(182)	—	(182)
Net current period other comprehensive income (loss)	13,797	688	14,485
Balance, December 31, 2019	$16,635	$664	$17,299

14.    Subsequent Events

    Subsequent events have been considered and disclosed if material through May 18, 2021, the date on which these financial statements were issued.